[LETTERHEAD OF SIMPSON THACHER & BARTLETT]

Exhibit 5.1

September 11, 2015

Allegion plc

Block D, Iveagh Court

Harcourt Road, Dublin 2

Ireland

Ladies and Gentlemen:

We have acted as United States counsel to Allegion plc, an Irish public limited company (the “Company”), and to Allegion US Holding Company Inc., a Delaware corporation (“Allegion US Holding”), Schlage Lock Company LLC, a Delaware limited liability company (“Schlage”), and Von Duprin LLC, an Indiana limited liability company (“Von Duprin,” and together with Allegion US Holding and Schlage, the “Guarantors,” and the Guarantors together with the Company, the “Allegion Entities”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance from time to time pursuant to Rule 415 under the Securities Act by the Company of an indeterminate aggregate principal amount of its debt securities (the “Notes”) and by the Guarantors of guarantees with respect to the Notes (the “Guarantees,” and together with the Notes, the “Securities”). The Securities will be issued under an indenture (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have examined the Registration Statement and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records,

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agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Allegion Entities.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will be the valid and legally binding obligation of the Trustee.

We have assumed further that (1) at the time of execution, issuance and/or delivery of any Securities by an Allegion Entity, such Allegion Entity will be validly existing and in good standing under the law of the jurisdiction in which it is organized and will have duly authorized, executed and delivered the Indenture in accordance with its organizational documents and the law of the jurisdiction in which it is organized; (2) execution, issuance, delivery and performance by such Allegion Entity of the Securities and the Indenture (including any supplements or amendments thereto) will not violate the law of the jurisdiction in which it is organized or any other applicable laws (excepting the law of the State of New York and the federal law of the United States); and (3) execution, issuance, delivery and performance by such Allegion Entity of the Securities and the Indenture do not and will not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument that is binding upon, or the organizational documents of, any Allegion Entity.

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Notes, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board of Directors or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Company Board”) and (b) the due execution, authentication, issuance and delivery of the Notes, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Company Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors of each Guarantor, a duly constituted and acting committee of such Board of Directors or duly authorized officers of each Guarantor (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Guarantor Board”), (b) the due execution, authentication, issuance and delivery of the Notes underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Guarantor Board and otherwise in accordance with the provisions of the Indenture and such agreement and (c) the due issuance of the Guarantees, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP